Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,
	2010		2009
Earnings available to cover fixed charges:
Income from continuing operations	$8,241		$11,352
Interest expense	21,639		20,998

Earnings available to cover net fixed charges	$29,880		$32,350

Fixed charges:
Interest expense	$21,639		$20,998
Interest capitalized	2,864		3,389

Fixed charges	$24,503		$24,387
Preferred stock dividends	2,953		2,953

Fixed charges and preferred stock dividends	$27,456		$27,340

Earnings available to cover fixed charges	$29,880		$32,350
Divided by fixed charges	$24,503		$24,387

Ratio of earnings to fixed charges	1.2	x	1.52	x

Earnings available to cover fixed charges	$29,880		$32,350
Divided by fixed charges and preferred stock dividends	$27,456		$27,340

Ratio of earnings to combined fixed charges and preferred stock dividends	1.1	x	1.2	x

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,
	2010		2009
Earnings available to cover fixed charges:
Income from continuing operations	$22,973		$40,246
Interest expense	63,465		61,441

Earnings available to cover net fixed charges	$86,438		$101,687

Fixed charges:
Interest expense	$63,465		$61,441
Interest capitalized	9,228		12,804

Fixed charges	$72,693		$74,245
Preferred stock dividends	8,859		8,859

Fixed charges and preferred stock dividends	$81,552		$83,104

Earnings available to cover fixed charges	$86,438		$101,687
Divided by fixed charges	$72,693		$74,245

Ratio of earnings to fixed charges	1.2	x	1.4	x

Earnings available to cover fixed charges	$86,438		$101,687
Divided by fixed charges and preferred stock dividends	$81,552		$83,104

Ratio of earnings to combined fixed charges and preferred stock dividends	1.1	x	1.2	x